Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated January 26, 2012, relating to the statements of revenues and direct operating expenses of the properties acquired from Stone Energy Offshore, LLC for each of the fiscal twelve-month periods in the two-year period ended December 31, 2010 in this Form 8-K/A of Energy Partners, Ltd. and the incorporation by reference in the Form S-3 (File No. 33-173076), Form S-4 (File No. 33-175567) and S-8 (File No. 33-175569).

/s/    UHY LLP

Houston, Texas

January 26, 2012